                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          STEVEN L. SCHEINTHAL, ESQ.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                [LANDRY'S LOGO]



                                April 28, 1997



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 5, 1997, at 11:00 a.m., local time, at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of six Directors to serve terms of offices expiring at the 1998 Annual Meeting of Stockholders. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     The Board of Directors and Management look forward to seeing you at the Annual Meeting.

                                     Very truly yours,



                                     Tilman J. Fertitta
                                     Chairman of the Board,
                                     President and Chief Executive Officer

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
                        1400 POST OAK BLVD., SUITE 1010
                             HOUSTON, TEXAS  77056
                              ___________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 5, 1997
                              ___________________

     Notice is hereby given that the Annual Meeting of Stockholders of Landry's Seafood Restaurants, Inc. (the "Company") will be held at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056, on June 5, 1997, at 11:00 a.m., local time, for the following purposes:

     1. To elect six directors to serve a term of office expiring at the 1998 Annual Meeting of Stockholders and until their successors shall have been elected and qualified;

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 25, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during regular business hours at the corporate office of the Company at 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056, for 10 days prior to the Annual Meeting.

     You are cordially invited to attend the meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, HOWEVER, YOU ARE URGED TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED FORM OF PROXY PROMPTLY SO THAT YOUR SHARES OF STOCK MAY BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES, EVEN IF YOU CANNOT ATTEND, AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED AT THE MEETING. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Steven L. Scheinthal, Secretary
DATED: April 28, 1997

                       LANDRY'S SEAFOOD RESTAURANTS, INC.
                        1400 POST OAK BLVD., SUITE 1010
                             HOUSTON, TEXAS  77056
                              ___________________

                                PROXY STATEMENT
                              ___________________

     This Proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Meeting") of Landry's Seafood Restaurants, Inc., a Delaware corporation (the "Company"), to be held on June 5, 1997, at 11:00 a.m., local time, at Willie G's Restaurant, 1605 Post Oak Boulevard, Houston, Texas 77056, and any adjournment or adjournments thereof. The Notice of Annual Meeting, this statement and the accompanying proxy, together with the Company's Annual Report to Stockholders for the year ended December 31, 1996, are first being sent to stockholders on or about April 28, 1997.

     The close of business on April 25, 1997, has been fixed as the Record Date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, the Company had outstanding 25,322,000 shares of Common Stock, $.01 par value ("Common Stock"), each of which will be entitled to one vote.

     The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy will constitute a quorum at the Meeting. The election of directors will be determined by a plurality of the votes cast if a quorum is present and voting. The Board of Directors does not anticipate calling for a vote on any matter other than as described above.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voted Shares. Thus, since the election of directors requires a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote on such matter, Non-Voted Shares and abstentions will not affect the outcome of the election of directors.

                      PROPOSAL I - ELECTION OF DIRECTORS

          The number of directors has been fixed by the Board of Directors at six, pursuant to the By-laws of the Company. The Board of Directors currently consists of six members each of which is standing for re-election. At the meeting, the Common Stock represented by proxies, unless otherwise specified, will be voted for the election of the six nominees hereinafter named. Each nominee will serve until the 1998 Annual Meeting of the Company's stockholders or until their respective successors are duly elected and qualified. A plurality of shares present at the Meeting cast in favor of a nominee is required for the election of each of the nominees listed below. Each of the nominees is currently a director of the Company.

          Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.

          The following information is set forth with respect to the persons nominated for election as a director.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING


                                    Director   Term
Name                           Age   Since    Expires
----                           ---  --------  -------

Tilman J. Fertitta/(1)(3)/...   39      1993     1997
E.A. "Al" Jaksa, Jr./(3)/....   49      1993     1997
Steven L. Scheinthal/(3)/....   35      1993     1997
Paul S. West/(3)/............   38      1994     1997
James E. Masucci/(1)(2)(4)/..   64      1993     1997
Joe Max Taylor/(1)(2)(4)/....   64      1993     1997

_________________
/(1)/    Member of Audit Committee
/(2)/    Member of Compensation Committee
/(3)/    Member of Executive Committee
/(4)/    Member of Stock Option Committee

     MR. FERTITTA has served as President and Chief Executive Officer of the Company since 1987. In 1988, he became the controlling stockholder and assumed full responsibility for all of the Company's operations. Prior to serving as President and Chief Executive Officer of the Company, Mr. Fertitta devoted his full time to the control and operation of a hospitality and development company. Mr. Fertitta is a director of the Mobil Cotton Bowl, an advisory director of the Houston Rockets National Basketball Association team and serves on the boards of the Houston Livestock Show and Rodeo, Crohn's and Colitis Foundation, the Better Business Bureau of Houston, and the Childress Foundation.

     MR. JAKSA has served as the Executive Vice President and Chief Operating Officer of the Company since 1988. His primary responsibilities are new site selection, lease negotiations, and restaurant construction and development. Before joining the Company, Mr. Jaksa served as President of Richmark Bancshares in Houston, Texas for five years. Mr. Jaksa is a licensed real estate broker in Texas and has owned and operated his own real estate firm and construction company.

     MR. SCHEINTHAL has served as Vice President of Administration, General Counsel and Secretary to the Company since September 1992. He devotes a substantial amount of time to lease and contract negotiations and is primarily responsible for the Company's compliance with all federal, state and local ordinances. Prior to joining the Company, he was a partner in the law firm of Stumpf & Falgout in Houston, Texas. Mr. Scheinthal represented the Company for approximately five years before joining the Company. He has been licensed to practice law in the state of Texas since 1984.

     MR. WEST has served as Vice President-Finance and Chief Financial Officer of the Company since June 1993. Prior to joining the Company, Mr. West was a senior manager at Deloitte & Touche and a leader of their Restaurant/Entertainment Advisors Group in Dallas, Texas. He was responsible for numerous restaurant audits and consulting engagements and performed the annual restaurant industry operations survey and study on behalf of the National Restaurant Association and many state restaurant associations. Mr. West had been engaged in public accounting and auditing since 1981, and a certified public accountant since 1983.

     MR. MASUCCI is self-employed as an advertising consultant. From 1956 until June 1996 he was employed by Capital Cities/ABC ("ABC"). His last position with ABC was as President and General Manager of KTRK-TV, an owned station of ABC in Houston, Texas, a position he held from August 1990 to June 1996. Prior to serving as President, Mr. Masucci served in various executive positions with KTRK-TV and has served as Division Vice President and Vice President of the Broadcast Division of ABC.

     MR. TAYLOR is a director and member of the Executive Committee of American National Insurance Company, a publicly traded insurance company. He also serves on the Board and Audit Committee of the Transitional Learning Center of Galveston and is President and a member of the Executive Committee of Moody Gardens, Inc., which operates a public resort and entertainment facility in Galveston, Texas. Mr. Taylor is also the chief law enforcement administrator for Galveston County, Texas and serves on the Galveston County Pre-Trial Board as well as the Board of Directors of Harbourview Care Center.

     There were five meetings of the Board of Directors held during the 12 months ended December 31, 1996. All of the Board members attended 75% or more of the meetings of the Board and committees of the Board on which they were members.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH NOMINEE FOR THE BOARD OF DIRECTORS.


                               EXECUTIVE OFFICERS

     In addition to Messrs. Fertitta, Jaksa, Scheinthal and West, for which information is provided above, the following persons are executive officers of the Company:

NAME                AGE                 POSITION
------------------  ---  ---------------------------------------
Richard E. Ervin..   41  Vice President of Restaurant Operations
Sarah A. Veach....   37  Controller of Restaurant Operations


          Mr. Ervin has served as Vice President of Restaurant Operations since 1991. Prior to that time, he was the Vice-President of Internal Controls and Director of Beverage Operations. He has 15 years of experience in high volume, multi-unit food and beverage operations. His experience includes new restaurant development and employee training programs.

          Ms. Veach has served as Controller of Restaurant Operations since January 1990. Prior to joining the Company in 1989 as an accountant, she worked as controller for American General Investment Corp. and as a tax associate for the accounting firm of Coopers & Lybrand L.L.P.


                      COMMITTEES OF THE BOARD OF DIRECTORS

          The Company has an Executive Committee, an Audit Committee, a Compensation Committee, and a Stock Option Committee. The Executive Committee has and may exercise all of the authority of the Board of Directors with respect to the management of the Company's business, except with respect to certain specified matters that by law, the Certificate of Incorporation or By-laws must be approved by the entire Board of Directors. The Executive Committee met at least ten times during 1996. All actions taken by the Executive Committee were ratified unanimously by the full Board of Directors. The Audit Committee is responsible for (i) reviewing the scope of, and the fees for, the annual audit,
(ii) reviewing with the independent accountants the corporate accounting practices and policies and recommending to whom reports should be submitted within the Company, (iii) reviewing with the independent accountants their final report, (iv) meeting with internal and independent accountants during the year for consultation purposes, and (v) being available to the independent accountants during the year for consultation purposes. The Audit Committee met on one occasion in 1996. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met on three occasions in 1996. The Stock Option Committee grants options under the Company's Stock Option Plans and also determines whether additional options should be granted to deserving key employees. The Stock Option Committee met on three occasions in 1996. The Company does not have a nominating committee.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of the SEC Regulation S-K. No executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.


                           COMPENSATION OF DIRECTORS

          Directors of the Company who are not executive officers receive Director's fees of $18,000 per year, plus the expenses incurred by them on behalf of the Company. Each non-employee director has received stock options to acquire 14,000 shares of Common Stock under the Company's currently existing Non-Qualified Formula Stock Option Plan for Non-Employee Directors (the "Non-Employee Director's Plan"). The Non-Employee Director's Plan provides for the granting of nonqualified stock options to non-employee directors of the Company. Pursuant to the Non-Employee Director's Plan, 80,000 shares of Common Stock are reserved for issuance to eligible non-employee directors of the Company or its subsidiaries. The Non-Employee Director's Plan is administered by the President of the Company and requires that the purchase price under each option must not be less than 100% of the fair market value (as defined in the Non-Employee Director's Plan) of the Common Stock at the time of the grant of the option. Full payment for shares purchased upon exercise of an option must be made at the time of exercise and no shares may be issued until full payment is made.
Options granted pursuant to the Non-Employee Director's Plan generally vest in five installments beginning no earlier than the first anniversary of the date of grant, and the options expire ten years from the grant date. The Non-Employee Director's Plan provides that an option agreement may include a provision for permitting an optionee the right to deliver previously owned shares of Common Stock in partial or full payment for shares to be purchased upon exercise of an option. Pursuant to the Non-Employee Director's Plan, each non-employee director initially received an option to purchase 10,000 shares of Common Stock at $6 per share and received an option to purchase 2,000 shares at $19.13 per share upon their re-election in 1995 and an option to purchase 2,000 shares at $24.63 per share upon their re-election in 1996. In 1995, the Director's Plan was amended to provide that each non-employee director who received a grant of an option on the date such person was elected a director would receive an additional option in the amount of 2,000 shares each time such person was re-elected for an additional term as a director.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. The Company believes, based solely on a review of the copies of such reports furnished to the Company and written representations, that no other reports were required and that during the preceding fiscal year all of the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

          The following table sets forth, as of the Record Date certain information regarding the beneficial ownership of the Company's Common Stock by
(a) each person known to the Company to own beneficially more than five percent of the outstanding shares of the Company's Common Stock, (b) each director of the Company, (c) each executive officer named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each of Messrs. Fertitta, Jaksa, Scheinthal, West, Ervin, Masucci and Taylor is 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056.


                                              SHARES BENEFICIALLY OWNED
          NAME OF BENEFICIAL OWNER            --------------------------
--------------------------------------------
                                                 NUMBER        PERCENT
                                              -------------  -----------

   Tilman J. Fertitta/(1)/..................      4,130,000        16.1%
   E. A. Jaksa, Jr/(1)/.....................        193,334          *
   Steven L. Scheinthal/(1)/................        100,580          *
   Paul S. West/(1)/........................         76,750          *
   James E. Masucci/(1)/....................          7,200          *
   Joe Max Taylor...........................          3,200          *
   Richard E. Ervin/(1)/....................         46,667          *
   Putnam Investments, Inc./(2)/............      3,010,410        11.9%
   FMR Corp./(3)/...........................      3,140,600       12.45%
   Pilgrim Baxter & Associates, Ltd./(4)/...      2,502,722         9.9%
All officers and directors as a group/(1)/..      4,559,731        17.8%
  (8 persons)

__________________________
*     Less than 1%.
/(1)/ Includes 450,000, 153,334, 83,334, 37,000, 7,200, 1,200, and 46,667 shares subject to options respectively for the persons named in the above table and 778,735 for all officers and directors as a group which are, or become, exercisable within 60 days of the Record Date.

/(2)/ The Company has been informed by Putnam Investments, Inc. ("Putnam") that certain Putnam investment managers are considered "beneficial owners" in the aggregate of 3,010,410 shares, or 11.9%, of the Company's Common Stock. Such shares were acquired for investment purposes by such investment managers for certain of their advisory clients. The information set forth in this table has been provided to the Company by Putnam as reported on its Schedule 13G filed with the SEC. Putnam's address is One Post Office Square, 10th Floor, Boston, Massachusetts 02109.

/(3)/ Based on a Schedule 13G filed in February 1997, FMR Corp. ("FMR") is considered beneficial owner in the aggregate of the shares listed in the table or 12.45% of the Company's Common Stock, although no Common Stock is held directly by FMR. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

/(4)/ Based on a Schedule 13G filed in February 1997, Pilgrim Baxter &
      Associates Ltd. ("PBA"), is considered the beneficiary owner in the aggregate of the shares listed in the table. PBA's address is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19085.

                             EXECUTIVE COMPENSATION

          The following table sets forth in summary, compensation paid by the Company and its subsidiaries for the year ended December 31, 1996 to executive officers of the Company whose cash compensation exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

 ----------------------------------------------------------------------------------
                                                                   Long Term
                                                                 Compensation
                                     Annual Compensation            Awards
----------------------------------------------------------------------------------
                                         Salary     Bonus    Securities Underlying
Name and Principal Position        Year    ($)       ($)         Options/SARs
                                                                   (#)/(2)/
----------------------------------------------------------------------------------
Tilman J. Fertitta/(1)/            1996  465,000   200,000                 150,000
   President and Chief             1995  461,540       -0-                 600,000
   Executive Officer               1994  448,084   100,000                     -0-
----------------------------------------------------------------------------------
E. A. "Al" Jaksa,Jr/(1)/.          1996  225,000   125,000                 100,000
   Executive Vice President        1995  169,231       -0-                 120,000
   and Chief Operating Officer     1994  148,077   100,000                 150,000
----------------------------------------------------------------------------------
Steven L. Scheinthal/(1)/          1996  129,000   100,000                 100,000
   Vice President, Secretary       1995  126,693       -0-                  60,000
   and General Counsel             1994  118,694    50,000                  40,000
----------------------------------------------------------------------------------
Paul S. West/(1)/                  1996  120,000    10,000                 100,000
   Vice President-Finance and      1995  117,694       -0-                  60,000
   Chief Financial Officer         1994  108,851    50,000                  30,000
----------------------------------------------------------------------------------
Richard E. Ervin/(1)/              1996   90,000    50,000                  50,000
   Vice President of Restaurant    1995   92,493    25,000                  30,000
   Operations                      1994   78,463    35,000                  10,000
----------------------------------------------------------------------------------

__________________________

/(1)/ These executive officers receive personal benefits in addition to salary.
     However, the Company has concluded that the aggregate amount of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for each such executive.
/(2)/ Reflects a 2-for-1 stock split in the form of a dividend in June 1995.

  The following table provides details regarding stock options granted in 1996 to executive officers named in the Summary Compensation Table. In addition, in accordance with SEC rules, the hypothetical gains are shown that would exist for the respective options based on assumed rates of annual compounded growth in the stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

 -----------------------------------------------------------------------------------------------------
                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                            Annual Rates of Stock
                                                                            Price Appreciation for
                            Individual Grants                                 Option Term /(2)/
-----------------------------------------------------------------------------------------------------
(a)                          (b)          (c)          (d)         (e)        (f)          (g)

                            No. of     % of Total
                          Securities    Options
                          Underlying    Granted to   Exercise
                           Options     Employees       or        Expira-
                           Granted     in Fiscal    Base Price    tion
Name/(1)/                    (#)          Year        ($/Sh)      Date         5%  ($)      10% ($)
-----------------------------------------------------------------------------------------------------
Tilman J. Fertitta           150,000           18%       14.00   1-31-06      162,889      495,169
-----------------------------------------------------------------------------------------------------
E. A. "Al" Jaksa, Jr.        100,000           12%       14.00   1-31-06      108,593      330,113
-----------------------------------------------------------------------------------------------------
Steven L. Scheinthal         100,000           12%       14.00   1-31-06      108,593      330,113
-----------------------------------------------------------------------------------------------------
Paul S. West/ (1)/           100,000           12%       14.00   1-31-06      108,593      330,113
-----------------------------------------------------------------------------------------------------
Richard E. Ervin/ (1)/        50,000            6%       14.00   1-31-06       54,296      165,056
-----------------------------------------------------------------------------------------------------

__________________________

/(1)/ Stock options issued in 1996 to executive officers were issued under the
      1995 Flexible Incentive Plan.
/(2)/ Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the SEC's rules and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Actual gains, if any, on the exercise of stock options are dependent on the future performance of the Common Stock, overall market conditions, and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

     The following table shows the number of shares covered by both exercisable and unexercisable stock options held by executive officers named in the Summary Compensation Table at December 31, 1996. Also reported are the value for the "in-the-money" options which represent the positive spread between the exercise price of any such existing stock option and the price of the Common Stock as of December 31, 1996.


              AGGREGATED OPTIONS/SAR EXERCISED IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

 ------------------------------------------------------------------------------------------------------
                                                                               Value of unexercised
                                                  Number of unexercised        in-the-money options
                                                options at fiscal year end  at fiscal year end ($)/(1)/
-------------------------------------------------------------------------------------------------------
                          Shares       Value
                         Acquired    Realized
         Name           on Exercise     ($)     Exercisable  Unexercisable  Exercisable  Unexercisable
------------------------------------------------------------------------------------------------------
Tilman J. Fertitta               --        --       200,000        550,000      925,000      2,956,250
------------------------------------------------------------------------------------------------------
E.A. "Al" Jaksa, Jr.         65,000   573,750        27,500        327,500      230,313      2,902,813
------------------------------------------------------------------------------------------------------
Steven L. Scheinthal         31,250   300,625        12,500        205,000      104,688      1,869,376
------------------------------------------------------------------------------------------------------
Paul S. West                 35,250   174,625           ---        185,500           --      1,622,063
------------------------------------------------------------------------------------------------------
Richard E. Ervin             10,000    88,000        10,000        100,000       83,750        969,500
------------------------------------------------------------------------------------------------------

__________________________

(1) The values were determined on the basis of the closing Common Stock price of $21.375 on December 31, 1996, and equals the aggregate amount by which the market value of the option shares exceeded the exercise price of outstanding options.


                              EMPLOYMENT AGREEMENT

     The Company and Tilman J. Fertitta are parties to an Employment Agreement (the "Employment Agreement") pursuant to which Mr. Fertitta has agreed to serve as President and Chief Executive Officer of the Company to December 31, 1999, and is subject to automatic three-year extensions. The Employment Agreement provides that Mr. Fertitta will devote substantially all of his time and attention to the business and affairs of the Company and will receive, among other things, an annual base salary in the amount of, no less than $525,000, annual cash bonuses in amounts determined by the Board of Directors, and the inclusion of Mr. Fertitta in all plans and programs of the Company made available to the Company's executives and other salaried employees generally, including group life insurance, accidental death and dismemberment insurance, hospitalization, long-term disability, vacations and holidays. Mr. Fertitta will also be entitled to life insurance and certain other benefits and perquisites in addition to those made available to the Company's management generally, including use of a Company automobile and other travel facilities, and certain club memberships.

     In the event Mr. Fertitta's employment is terminated as a result of his death or disability (as defined in the Employment Agreement), he, or his legal representative, will receive, among other payments, all amounts owed under his Employment Agreement as of the date of his death or disability. In the event Mr. Fertitta's employment is terminated (i) by him other than for Good Reason (as defined in the Employment Agreement) or
(ii) by the Company for Cause (as defined in the Employment Agreement), Mr. Fertitta will receive all amounts owed to him under his Employment Agreement as of the date of termination. In the event Mr. Fertitta's employment is terminated (i) by the Company other than for Cause or (ii) by Mr. Fertitta for Good Reason (including the Company's failure to perform certain material obligations under the Employment Agreement, material reduction in Mr. Fertitta's responsibilities, and Change of Control, as defined in the Employment Agreement), Mr. Fertitta will receive a lump sum payment equal to the full amount payable under the Employment Agreement. The Employment Agreement provides that during the period ending two years after the expiration of its term, Mr. Fertitta will not compete with the Company in the seafood restaurant business.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In August 1993, the Board of Directors established a Compensation Committee to review and approve the compensation levels of members of management, evaluate the performance of management, consider management succession and consider any related matters for the Company. The Committee is charged with reviewing with the Board of Directors in detail all aspects of compensation for the executive officers of the Company.

     The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and preserving strong financial performance, increasing the assets of the Company, positioning the Company's assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing stockholder value, and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates. In recent years these conditions reflect a highly competitive market environment and rapidly changing regional geographic and overall industry market conditions.

     The available forms of executive compensation include base salary, cash bonus awards and stock options. Performance of the Company is a key consideration. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. An additional objective of the Compensation Committee has been to reward executive officers with equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill stockholder considerations and values in the actions of all the employees and executive officers.

     Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards in fiscal 1996 were used to reward and retain executive officers through the potential of capital gains and equity buildup in the Company. The number of stock options granted is determined by the subjective evaluation of the executive's ability to influence the Company's long term growth and profitability. The Board of Directors believes the award of options represents an effective incentive to create value for the stockholders.

     The Compensation Committee considered a number of factors in approving the CEO's compensation for 1996. In addition to stock price performance, the factors considered by the Compensation Committee included an evaluation of CEO compensation levels for other comparable companies in the industry, the achievement of specified business objectives during the prior fiscal year, including increasing the number of Company restaurants, improving revenues, income and operating cash flow, and that he capably managed the Company's growth as a publicly held company, while at the same time completed a major acquisition which significantly increased the Company's restaurants, opened up new markets and added a new concept for seafood restaurants. Based on these considerations, a fiscal 1996 salary level of $665,000 was judged by the Compensation Committee to be fair and appropriate for the most senior executive officer of the Company taking into account the level of salary compensation paid to other officers of the Company and in comparison to the CEO's industry peers. During fiscal 1996, the Company's revenues and operating cash flows increased significantly. In addition, the Company's stock price increased from the initial public offering price of $6 per share in August 1993 to $21.375 per share as of December 31, 1996, an increase of 256%.

                              COMPENSATION COMMITTEE

                              James E. Masucci
                              Joe Max Taylor

        Nothwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the previous Report of the Compensation Committee of Landry's Seafood Restaurants, Inc. on Executive Compensation shall not be incorprated by reference into any such filings.

                               PERFORMANCE GRAPH

        The following line graph compares the Company's cumulative total stockholder return with the cumulataive total stockholder return of the Dow Jones Equity Market Index and the Dow Jones Restaurant Index since the Company's initial public offering on August 18, 1993, assuming in each case an initial investment of $100 on August 18, 1993.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
              LANDRY'S SEAFOOD RESTAURANTS INC., DOW JONES EQUITY
                 MARKET INDEX, AND DOW JONES RESTAURANT INDEX




                             [GRAPH APPEARS HERE]




        ---------------------------------------------------------------------
                             08/18/93  12/31/93  12/31/94  12/31/95  12/31/96
        ---------------------------------------------------------------------
        Dow Jones Equity       100        102      100        134       162
        ---------------------------------------------------------------------
        Dow Jones              100        104       98        139       141
        Restaurant
        ---------------------------------------------------------------------
        Landry's Seafood       100        200      236        284       356
        Restaurants, Inc.
        ---------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

          The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company.

          The Company was incorporated in June 1993 to acquire all of the equity interest of certain corporate and partnership entities (the "Predecessor Subsidiaries"). Prior to the reorganization, Mr. Fertitta owned 100% of the aggregate outstanding common stock and/or partnership interests, as applicable, of the Predecessor Subsidiaries. Under the terms of the reorganization, Mr. Fertitta exchanged his interest in the Predecessor Subsidiaries for 8,400,000 shares of Common Stock, 1,400,000 of which were sold pursuant to the initial public offering. Mr. Fertitta sold 900,000 shares of Common Stock pursuant to an additional public offering in 1996.

          At various times, Mr. Fertitta has personally guaranteed a portion of the Company's borrowings. Mr. Fertitta has also guaranteed the obligations of the Company under certain of the Company's leases.

          Effective January 1, 1996, the Company entered into a Consulting Service Agreement (the "Agreement") with Fertitta Hospitality, LLC ("Fertitta Hospitality"), which is jointly owned by Mr. Fertitta and his wife and in which certain of the Company's officers and directors serve as officers. Pursuant to the Agreement, the Company provides limited consulting services to Fertitta Hospitality with respect to management and operational matters, administrative and personnel matters, and matters relating to construction and renovation of hotel projects which may be operated by Fertitta Hospitality. The Company receives a consulting fee of $2,500 per month under the Agreement plus the reimbursement of all out-of-pocket expenses and such additional compensation as may be agreed upon. The Agreement provides for a one-year term which is automatically renewed unless either party terminates the Agreement upon 30 days' written notice to the other party. The Consulting Services Agreement was entered into between related parties and was not the result of arm's-length negotiations. Accordingly, the terms of this transaction may have been more or less favorable to the Company than might have been obtained from unaffiliated third parties. The Company believes that the terms of the transaction were at least as favorable to the Company as that which could have been obtained in arm's-length transactions with an unaffiliated party.

          On or about January 4, 1996, Fertitta Hospitality acquired certain properties in Galveston, Texas in connection with the acquisition of a major resort area. A portion of the property acquired by Fertitta Hospitality contained a leased restaurant site upon which a Landry's Seafood Restaurant was located and upon which the terms of the lease relating to that restaurant had been negotiated in 1993 at arm's-length between Landry's and the previous unaffiliated third party owner/lessor. Upon the acquisition by Fertitta Hospitality, Landry's continued to pay such rent. During 1996, the rent charges were approximately $289,000. The rent was approved in 1993 by the Board at the time of the original lease with the unaffiliated third party.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

          The Company's independent public accountants for the fiscal year ended December 31, 1996, were, and for the fiscal year ending December 31, 1997, will be the firm of Arthur Andersen LLP. It is expected that one or more representatives of such firm will attend the Annual Meeting. Such representa-tives will be given an opportunity to make statements at the Annual Meeting, if they so desire, and are expected to be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

          Any stockholder who intends to present a proposal at the 1998 Annual Meeting of Stockholders for inclusion in the Proxy Statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 28, 1997. The Company will not be required to include in its proxy statement or form of proxy a stockholder proposal which is received after that date or which otherwise fails to meet requirements for stockholder proposals established by regulations of the Securities and Exchange Commission.


                                 OTHER MATTERS

          The solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

          If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the stockholder. In the absence of any such specification, they will be voted to elect the directors as set forth under "Election of Directors" above and in favor of Proposal II.

          The presence of a stockholder at the meeting will not operate to revoke his/her proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice to the Company or by voting in person at the meeting.

          If any other matters shall come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.


                                   FORM 10-K

          THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT OF THE COMPANY ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT NOT THE EXHIBITS. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO STEVEN L. SCHEINTHAL, SECRETARY, LANDRY'S SEAFOOD RESTAURANTS, INC., 1400 POST OAK BOULEVARD, SUITE 1010, HOUSTON, TEXAS 77056. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FORWARDED UPON RECEIPT OF A WRITTEN REQUEST THEREFORE ADDRESSED TO MR. SCHEINTHAL.

          EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 By Order of the Board of Directors,



                                 Steven L. Scheinthal
                                 Secretary

April 28, 1997

                      LANDRY'S SEAFOOD RESTAURANTS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   Tilman J. Fertitta, E.A. Jaksa, Jr., Paul S. West and Steven L. Scheinthal or any of them, with power of substitution of each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders of Landry's Seafood Restaurants, Inc., to be held at Willie G's Restaurant, 1605 Post Oak Boulevard Houston, Texas 77056, on June 5, 1997 at 11:00 a.m.; and any adjournment thereof, and to vote the number of shares which the undersigned would be entitled to vote if personally present.

   To vote in accordance with the Board of Directors' recommendations just sign the reverse side; no boxes need be checked.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)


A [X] Please mark your
      votes as in this
      example.


                FOR             WITHHELD  NOMINEES: Tilman J. Fertitta
1. ELECTION     [  ]             [  ]               E.A. "Al" Jaksa, Jr.
   OF                                               Steven L. Scheinthal
   DIRECTORS                                        Paul S. West
   For all nominees except as noted below:          James E. Masucci
                                                    Joe Max Taylor

   [ ]______________________________


In their discretion, upon such other matters as properly may come before the meeting.

                   PLEASE DO NOT FOLD OR MUTILATE THIS CARD

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES. ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING, THE PROXY WILL BE VOTED IN DISCRETION OF THE ABOVE-NAMED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE SIGN EXACTLY AS NAME APPEARS TO THE LEFT.





SIGNATURE___________________________       DATE___________________________

SIGNATURE___________________________       DATE___________________________
          SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name appears. Joint owners should each sign. Executor, Administrator or Guardian, please give full title as such. If owner is a corporation, please sign with the full corporation name by duly authorized officer or officers.